Exhibit 3.13
THE COMPANIES ORDINANCE (Cap. 32)
Company Limited by Shares
MEMORANDUM OF ASSOCIATION
OF
MagnaChip Semiconductor Limited
1.	The name of the Company is MagnaChip Semiconductor Limited,

2.	The Registered Office of the Company will be situated in Hong Kong.
3.	The liability of the members is limited.

4.	The Capital of the Company is HK$10,000.00 divided into 10,000 shares of HK$1.00 each and the Company shall have power to divide the original or any increased capital into several classes, and to attach thereto any preferential, deferred, qualified, or other special rights, privileges, restrictions or conditions.

We, whose name, address and description are hereto subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite to our name; -

Number of Shares Taken
Name, Address and Description of Subscriber	by Subscriber
For and on behalf of System Semiconductor Luxembourg S.àr.1 /s/ Roy Kuan
10, rue de Vianden, L-2680 Luxembourg, Grand Duchy of Luxembourg Corporation	ONE

Total Number of Shares Taken	ONE
DATED July 27, 2004
WITNESS to the above signature:

/s/ Kei Mizukami

Name of Witness: Kei Mizukami
Address: 2-6-15-203 Himonya Meguro, Tokyo Japan

Occupation: Banker

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